Orion Ethanol, Inc.

Restricted Stock Agreement

This Restricted Stock Agreement (“Agreement”), dated as of this 12th day of January, 2007, is made by and between Orion Ethanol, Inc. (formerly RTO Holdings, Inc.), a Nevada corporation (“Company”), and Gary C. Evans (“Stockholder”).

Whereas, the Company desires to issue, and Stockholder desires to acquire, stock of the Company as herein described, on the terms and subject to the conditions hereinafter set forth.

Now, Therefore, It Is Agreed between the parties as follows:

1. Issuance of Stock; Delivery.

(a) Issuance. On the terms and subject to the conditions set forth herein, the Company hereby agrees to issue to Stockholder, and Stockholder agrees to accept, Three Million Five Hundred Thousand (3,500,000) shares of the Common Stock, $.001 par value, of the Company (the “Stock”), in exchange for Stockholder’s past services and/or expected provision of future services on behalf of the Company and/or its affiliated entities.

(b) Delivery. As soon as is practicable following the execution of this Agreement, the Company shall issue, subject to Section 5 below, a certificate or certificates evidencing the Stock, registered in the name of Stockholder and bearing any and all legends as set forth in Section 8 herein. Upon the issuance of such certificate or certificates, Participant shall have all rights of a stockholder with respect to the Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that such Stock shall be subject to the restrictions hereunder.

2. Redemption Option

(a) Option. Except as otherwise provided herein, the Company shall have an irrevocable option (the “Redemption Option”), for a period of ninety (90) days following October 24, 2009, or such longer period as may be agreed to by the Company and the Stockholder, to redeem from Stockholder, at no cost to the Company, up to but not exceeding the number of shares of Stock that have not vested in accordance with the provisions of this Section 2 as of such termination date.

(b) Vesting. The Stock awarded hereby is subject to vesting upon either the passage of time or upon the occurrence of certain specified events, as follows:

(i) As of the date hereof, Ten Percent (10%) of the Stock shall vest and be released from the Redemption Option.

(ii) Except as otherwise provided in this Agreement, as of the date when the Company has consummated one or more convertible debt financings at any time after October 24, 2006 but prior to October 24, 2009 which, in the aggregate, provide gross proceeds to the Company of at least $12,400,000, Ten Percent (10%) of the Stock shall vest and be released from the Redemption Option.

(iii) Except as otherwise provided in this Agreement, as of the date when the Company has consummated one or more equity financings at any time after October 24, 2006 but prior to October 24, 2009 which, in the aggregate, provide gross proceeds to the Company of at least $20,000,000, Twenty Percent (20%) of the Stock shall vest and be released from the Redemption Option.

(iv) Except as otherwise provided in this Agreement, as of the date when the closing price of the Common Stock, $.001 par value, of the Company is equal to or greater than $3.00 per share for ten (10) consecutive trading days at any time after October 24, 2006 but prior to October 24, 2009, Thirty Percent (30%) of the Stock shall vest and be released from the Redemption Option. For purposes of this subsection (iv) and subsection (v) below, trading days shall be defined as those trading days in which the volume equals or exceeds twenty thousand shares per day.

(v) Except as otherwise provided in this Agreement, as of the date when the closing price of the Common Stock, $.001 par value, of the Company is equal to or greater than $5.00 per share for ten (10) consecutive trading days at any time after October 24, 2006 but prior to October 24, 2009, Thirty Percent (30%) of the Stock shall vest and be released from the Redemption Option.

(c) Acceleration of Vesting. In the event of a Change of Control or termination of Stockholder’s employment by the Company without Cause or by Stockholder for Good Reason (as those terms are defined below), the Redemption Option shall lapse and all shares of Stock subject to the Redemption Option shall immediately become fully vested.

(i) For purposes of this Section 2(c), Change of Control shall mean that (1) the Company is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquiring Person”), or securities of the Company are exchanged for securities of an Acquiring Person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of voting stock of the Company immediately prior to such transaction; (2) the Company, in any transaction or series of related transactions, sells or otherwise transfers all or substantially all of its assets to an Acquiring Person; or (3) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that a change in control of the Company has occurred. Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Company, a Change in Control shall not be deemed to have occurred for purposes of this subsection (c)(i) solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns fifty percent (50%) or more of the voting securities, or (C) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(ii) For purposes of this Section 2(c), Cause shall have the meaning set forth in any employment or similar agreement between the Stockholder and the Company. In the event Cause is not defined in any such agreement, it shall mean Stockholder’s (1) willful failure or refusal to carry out any proper direction by the Board of Directors of the Company with respect to the services to be rendered by him or the manner of rendering such services; (2) willful failure or refusal to perform in all material respects the services required of him; (3) willful misconduct in connection with the performance of his duties and/or services; (4) commission of an act of fraud, embezzlement or theft, or any felony; or (5) breach of any confidentiality, non-competition, non-solicitation or similar provisions or agreements with the Company or engagement in any activity prohibited by Stockholder’s employment or similar agreement with the Company, in each case as determined in good faith by the Board of Directors of the Company. For purposes of this subsection (c)(ii) and in the absence of anything in a separate employment agreement to the contrary, the Company shall be required to provide Stockholder a specific written warning with regard to any occurrence specified in (1), (2) and (3) herein, which warning shall include a statement of corrective actions and a thirty (30) day period for Stockholder to respond to and implement such actions, prior to any termination of employment.

(iii) For purposes of this Section 2(c), Good Reason shall have the meaning set forth in any employment or similar agreement between the Stockholder and the Company. In the event Good Reason is not defined in any such agreement, it shall mean (1) a material reduction in Stockholder’s base salary, (2) a material reduction in Stockholder’s duties without Stockholder’s consent, or (3) a relocation of Stockholder’s regular place of work to any location outside a fifty (50) mile radius of the location from which Stockholder served the Company, without Stockholder’s consent.

(d) Any reference to Stockholder shall (when applicable) be deemed to be and include references to Stockholder’s estate, executors or administrators, personal or legal representatives, successors and permitted assigns, and transferees (direct or indirect). Stock that has not yet vested and which remains subject to the Redemption Option is sometimes referred to herein as “Unvested Stock”; Stock that has vested and which is released or is eligible for release from the Redemption Option is sometimes referred to herein as “Vested Stock”

3. Exercise of Redemption Option. The Redemption Option, when and to the extent exercisable, shall be exercised by written notice within the period specified in Section 2(a) above, signed by an officer of the Company or by any assignee or assignees of the Company, and delivered or mailed as provided in Section 13. Such notice shall identify the number of shares of Unvested Stock to be redeemed and the date of such redemption (which date shall be no earlier than twenty (20) business days following the date of such redemption notice). Effective as of such redemption date, the Company shall become the legal and beneficial owner of the Unvested Stock being redeemed and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Unvested Stock being redeemed by the Company, without further action by Stockholder.

4. Adjustments to Stock. If, at any time and from time to time, during the term of the Redemption Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Stockholder is entitled by reason of Stockholder’s ownership of Stock shall be immediately subject to the Redemption Option and be included in the word “Stock” for all purposes of the Redemption Option, with the same force and effect as the shares of the Stock presently subject to the Redemption Option, but only to the extent the Stock is, at the time, covered by such Redemption Option and considered Unvested Stock.

5. Escrow of Unvested Stock; Release.

(a) As security for Stockholder’s faithful performance of the terms of this Agreement and to insure the availability for delivery of Stockholder’s Unvested Stock upon exercise of the Redemption Option herein provided for, Stockholder agrees, at the execution hereof, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee (“Escrow Agent”), as Escrow Agent in this transaction, a stock assignment duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit A, together with the certificate or certificates evidencing the Stock issuable hereunder, to be held in accordance with the provisions of this Agreement and until such time as the Stock shall no longer be subject to the Redemption Option. Any new, substituted or additional securities or other property described in Section 4 above shall further immediately be delivered to the Company to be held in escrow, but only to the extent the Stock is at the time Unvested Stock. All regular cash dividends on Unvested Stock (or other securities at the time held in escrow) shall be paid directly to the Stockholder and shall not be held in escrow. Stockholder hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the Escrow Agent. Stockholder agrees that the Escrow Agent shall not be liable to any party hereof (or to any other party), and may rely upon any letter, notice or other document executed by any signature purported to be genuine, and may resign at any time. Stockholder agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as Escrow Agent for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement. Stockholder agrees that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.

(b) Unvested Stock, together with any other assets or securities held in escrow hereunder, shall be surrendered to the Company for redemption and cancellation upon the Company’s exercise of its Redemption Option. Unvested Stock that is held in escrow with respect to which the Company’s Redemption Option lapses unexercised after the period referred to in Section 2(a) shall be released to Stockholder promptly upon Stockholder’s request therefor.

(c) All Vested Stock (and any other vested assets and securities attributable thereof) shall be released from escrow within ten (10) days of the date such Stock becomes Vested Stock and is no longer subject to the Redemption Option pursuant to Section 2 herein.

6. Rights of Stockholder. Subject to the provisions of Sections 5, 7, 11 and 12 herein, Stockholder shall exercise all rights and privileges of a shareholder of the Company with respect to the Stock deposited in escrow. Stockholder shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Stock and for the purpose of exercising any voting rights relating to such shares of Stock, even if some or all of such Stock is Unvested Stock and subject to the Redemption Option.

7. Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Stockholder shall not sell, exchange, assign, hypothecate, bequeath, gift, donate, pledge, mortgage, encumber or otherwise dispose of, whether by operation of law or otherwise, any interest in the Stock while the Stock is Unvested Stock and subject to the Redemption Option. After any Stock becomes Vested Stock and has been released from the Redemption Option, Stockholder shall not sell, exchange, assign, hypothecate, bequeath, gift, donate, pledge, mortgage, encumber or otherwise dispose of, whether by operation of law or otherwise, any interest in the Stock except in compliance with applicable securities laws.

8. Restrictive Legends. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b) Any legend required by applicable securities laws.

9. Investment Representations. In connection with the issuance of the Stock, Stockholder represents to the Company the following:

(a) Stockholder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Stockholder is acquiring the Stock for investment for Stockholder’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Act. Stockholder further acknowledges that during the period of time during which the Stockholder holds the Stock, the value of the Stock may increase or decrease, and any risk associated with such Stock and such fluctuation in value shall be borne by Stockholder.

(b) Stockholder is familiar with the provisions of Rule 144 under the Securities Act of 1933, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Stock may be resold by Stockholder in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after the Stockholder has acquired, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(c) Stockholder further understands that at the time Stockholder wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Stockholder would be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

10. Section 83(b) Election. Stockholder understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” includes the right of the Company to redeem the Stock pursuant to the Redemption Option set forth in Section 2 above. Stockholder understands that Stockholder may elect to be taxed at the time the Stock is acquired, rather than when and as the Redemption Option expires, by filing an election substantially in the form of Exhibit B hereto under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of transfer. Even if the fair market value of the Stock at the time of the execution of this Agreement equals the amount paid for the Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Stockholder understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Stockholder. Stockholder further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Stockholder further acknowledges and understands that it is Stockholder’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Stockholder acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to acquisition of the Stock hereunder, and does not purport to be complete. Stockholder further acknowledges that the Company has directed Stockholder to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Stockholder may reside, and the tax consequences of Stockholder’s death. Stockholder assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Stock.

11. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such shares of Stock or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares of Stock shall have been so transferred.

12. No Service Rights. This Agreement is not an employment or service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Stockholder’s employment or service for any reason at any time, with or without Cause and with or without notice, subject to the terms of any separate employment agreement to the contrary.

13. Miscellaneous.

(a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

(b) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and, subject to the restrictions set forth herein, Stockholder and Stockholder’s estate, executor or administrator, personal and legal representatives, successors and permitted assigns, and direct and indirect transferees. The Redemption Option of the Company hereunder shall be assignable by the Company at any time, from time to time, in whole or in part.

(c) Attorneys’ Fees; Specific Performance.  Stockholder shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.  It is the intention of the parties that the Company, upon exercise of the Redemption Option and payment therefor, pursuant to the terms of this Agreement, shall be entitled to receive the Stock, in specie, in order to have such Stock available for future issuance without dilution of the holdings of other shareholders. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Stock and that the Company shall, upon proper exercise of the Redemption Option, be entitled to specific enforcement of its rights to purchase and receive said Stock.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(e) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f) Independent Counsel. Stockholder acknowledges that Stockholder has been provided with an opportunity to consult with their own legal counsel and tax or other advisors with respect to this Agreement.

(g) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Orion Ethanol, Inc. By: ________________________________ Title: _______________________________ Address: ____________________________ ____________________________________

Stockholder acknowledges and agrees that the vesting of Stock pursuant to Section 2 hereof is earned only as set forth herein. Stockholder further acknowledges and agrees that nothing in this Agreement shall confer upon Stockholder any right with respect to continuation of any employment or other relationship with the Company or any subsidiary, nor shall it interfere in any way with Stockholder’s right or the Company’s or any subsidiary’s right to terminate Stockholder’s employment or other relationship at any time, with or without cause, subject to the terms of any separate employment or other agreement to the contrary.

Stockholder further acknowledges that any risk related to the fluctuation in the value of the Stock from and after the date hereof, including any losses to Stockholder as a result of Company’s exercise of its redemption option pursuant to Section 2, shall be borne by Stockholder.

Stockholder acknowledges that Stockholder has read all tax related sections and further acknowledges Stockholder has had an opportunity to consult Stockholder’s own tax, legal and financial advisors regarding the acquisition of Stock under this Agreement.

Stockholder acknowledges and agrees that in making the decision to acquire the Stock hereunder, Stockholder has not relied on any statement, whether written or oral, regarding the subject matter hereof, except as expressly provided herein and in the attachments and exhibits hereto.

Stockholder: _____________________________ Gary C. Evans Address: 1808 Point de Vue Flower Mound, TX 75022

Attachments:

Exhibit A - Stock Assignment

Exhibit B - 83(b) Election

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement (the “Agreement”) between the undersigned (the “Stockholder”) and Orion Ethanol, Inc., a Nevada corporation (the “Company”), Stockholder hereby sells, assigns and transfers unto the Company __________ shares of the Common Stock of the Company, standing in Stockholder’s name on the books of the Company and represented by Certificate No(s). _______, and hereby irrevocably appoints the authorized officers of the Company to transfer said stock on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT.

Dated:
Stockholder Signature: ___________________________ Name: Gary C. Evans

EXHIBIT B

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR
OF TRANSFER PURSUANT TO SECTION 83(b)
OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations thereunder:

1. The name, address and taxpayer identification number of the undersigned are:

Gary C. Evans
1808 Point de Vue
Flower Mound, TX 75022
Taxpayer ID: _______________

2. Description of property with respect to which the election is being made:

_____________ shares of Common Stock, $.001 par value,
of Orion Ethanol, Inc. (the “Company”)

3. Date on which property was transferred is _____________. The taxable year to which this election relates is calendar year ______.

4. Nature of restriction to which property is subject:

Redemption option in favor of the Company.

5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $_____ per share or an aggregate of $_____.

6. The amount paid by taxpayer for said property is $____ per share or an aggregate of $____.

7. A copy of this statement has been furnished to the Company.

Dated:
___________________________ Name: Gary C. Evans